Exhibit 5.1

MCLAUGHLIN & STERN, LLP
	260 MADISON AVENUE NEW YORK, NEW YORK 10016	MILLBROOK OFFICE
STEVEN W. SCHUSTER Partner Direct Phone: (212) 448-6216 Direct Fax: (800) 203-1556 E-Mail: sschuster@mclaughlinstern.com	(212) 448-1100 Fax (212) 448-0066	Franklin Avenue P.O. Box 1369 Millbrook, New York 12545 (845) 677-5700 Fax (845) 677-0097

October 7, 2010

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Re:	China Lithium Technologies, Inc. Form S-8 Registration Statement

Ladies and Gentlemen:

                We refer to the above-captioned registration statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), filed by China Lithium Technologies, Inc., a Nevada corporation (the "Company"), with the Securities and Exchange Commission.

                We have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

                Based on our examination mentioned above, we are of the opinion that the securities being registered to be sold pursuant to the Registration Statement are duly authorized and will be, when sold in the manner described in the Registration Statement, legally and validly issued, and fully paid and non-assessable.

                We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under "Legal Matters."

Very truly yours, MCLAUGHLIN & STERN, LLP

By: /s/ Steven W Schuster Steven W. Schuster, Member